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                                                            Exhibit 15.1
                                                            Exhibit 15.2








Armstrong World Industries, Inc.
Lancaster, Pennsylvania

Gentlemen:

With respect to Amendment No. 2 to the Registration Statement filed on Form S-3, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 6, 1996, except as to note 3, which is as of October 8, 1996, and August 12, 1996, except as to note 4, which is as of October 8, 1996, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
October 29, 1996